Sub-Item 77C:  Submission of matters to a vote of Securities Holders.


(a)	May 26, 2015 Special Meeting of Shareholders of The Commerce Funds.

(b)	Names of Directors Elected at the Meeting and Names of Other
 Directors Now in Office:
	David L. Bodde; Martin E. Galt, III; Charles W. Peffer;
 James M. Snowden, Jr.

(c)	Election of Trustees
					For the Resolution
Withheld

David L. Bodde		92,888,640.969		372,384.230
Martin E. Galt, III		92,880,704.969		380,320.230
Charles W. Peffer		92,896,561.969		364,463.230
James M. Snowden, Jr.	92,910,713.969		350,311.230

(d)	None.